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                                                                     EX-3.(i)(d)

                            ARTICLES OF INCORPORATION
                                       OF
                               READING RADIO, INC.

      FIRST: Name. The corporation's name is Reading Radio, Inc.

      SECOND: Purpose. The corporation's purposes shall be to transact any or all lawful business, not required to be stated in the articles of incorporation, for which corporations may be incorporated, and the corporation shall have all powers not prohibited by law or required to be stated in the articles of incorporation.

      THIRD: Capital Stock. The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares of common stock, each such share to have a par value of $1.00.

      FOURTH: Stated Capital. The stated capital of the corporation may be reduced in any manner provided by law without the assent of the stockholders of the corporation.

      FIFTH: Registered Office and Agent. The post office address of the initial registered office is 1200 Mutual Building, in the City of Richmond, and the initial registered agent at that address is Charles W. Laughlin, who is a resident of the State of Virginia and a member of the Virginia State Bar.

      SIXTH: Board of Directors. The number of directors shall not be less than the minimum number prescribed law and shall be fixed by the by-laws of the corporation. Initially all shares of the corporation will be owned of record by one stockholder, and the first board of directors shall consist of one director whose name

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and address is:

      Name                          Address
      ----                          -------

      Alan R. Brill                 1162 Woodberry Road
                                    Charlottesville, VA  22901

      SEVENTH: Indemnity. The corporation shall indemnify each director and officer against liabilities (including judgments and fines and reasonable attorney's fees, costs and expenses) incurred by him in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (any of which is hereinafter referred to as a "proceeding") to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to any proceeding in which he has been adjudged liable because of willful misconduct, bad faith or gross negligence involved in the conduct of his office or, in relation to any criminal proceeding, in which he had reasonable cause to believe his conduct was unlawful (any of which behavior is hereinafter referred to as "misfeasance"), provided, however, that even if he is guilty of misfeasance he shall be entitled to such indemnification as shall be finally ordered by a court. In the event of the disposition of any proceeding in which no determination of misfeasance has been made, such indemnity shall be conditioned upon a prior determination that the director or officer acted in good faith and without misfeasance, and that such payments or obligations arc reasonable. Such determination shall be made (i) by-the Board of Directors by a majority vote of a quorum


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consisting of directors who were not parties to such proceeding, (ii) by independent legal counsel in a written opinion if such a quorum is not obtainable, or, even if obtainable, if a majority of disinterested directors so directs, or (iii) by the shareholders. Directors eligible to make any such determination or to -refer any such determination to independent legal counsel must act with reasonable promptness when indemnificaiton is sought by any director or officer.

      Expenses incurred in defending any proceeding may be paid by the corporation in advance of the final disposition of such proceeding, if authorized in the manner set forth in the preceding paragraph, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to indemnification.

      Every reference herein to director or officer shall include every director or officer or former director or officer of the cor-poration and every person who may have served at the request of the corporation or one of its subsidiaries as a director or officer or in a similar capacity of another corporation (stock or non-stock), partnership. joint venture, trust or other enterprise and, in all such cases, the heirs, executors, and administrators of such officer or director.

      The corporation may further indemnify each officer and director in any other manner permitted by law, and shall so indemnify them if directed to do so by the stockholders.

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Dated:  February 3, 1981


                                          -------------------------------
                                          Charles W. Laughlin Incorporator

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                               ARTICLES OF MERGER
                                       of
                                   WIOV, INC.
                                      into
                               READING RADIO, INC.

      1. The plan of merger ("Plan of Merger") pursuant to which WIOV, Inc., a Virginia corporation ("WIOV"), will merge into Reading Radio, Inc., a Virginia corporation (the "Surviving Corporation"), which will be the surviving corporation, is attached hereto and made a part hereof as Exhibit A.

      2. The Plan of Merger was duly adopted by the unanimous consent of all directors and all shareholders of WIOV and of the surviving corporation.

                        READING RADIO, INC., a Virginia corporation


                        By:
                           -------------------------------
                              Alan R. Brill, Vice President
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                                 PLAN OF MERGER

      1. This is the plan of merger pursuant to which WIOV, INC., a Virginia corporation, (the "Merging Corporation") shall be merged into READING RADIO, INC., a Virginia corporation, (the "surviving corporation").

      2. Effective as of date of issuance of a certificate of merger by the State Corporation Commission of Virginia (the "Effective Date"):

      (a) the Merging Corporation shall be merged into the surviving corporation

      (b) the name of the Surviving Corporation shall continue to be Reading Radio, Inc.;

      (c) each then outstanding share of capital stock of the Merging corporation shall thereupon be converted into and become ten (10) shares of the capital stock of the surviving Corporation, fully paid and nonassessable; each shareholder of a share or shares of the outstanding capital stock of the Merging Corporation upon surrender of the certificate representing such share or shares shall be entitled to receive a certificate for the full number of shares of capital stock of the Surviving corporation into which the capital stock so surrendered shall have been converted, and until such surrender and cancellation shall have been accomplished each outstanding certificate representing issued and outstanding shares of the capital stock of the Merging Corporation shall be deemed for all corporate purposes to evidence the ownership of the number of shares of the capital stock of the Surviving Corporation into which, such shares of the Merging Corporation were converted as herein provided;

      (d) the Third Article of the articles of incorporation of the surviving Corporation shall be and is hereby amended to read in full as follows:

            THIRD: Capital Stock. The aggregate number of shares which the corporation shall have authority to issue is 2,000 shares of common stock, each said share to have a par value of $1.00.

      3. The board of directors of each corporation a party hereto may amend this plan of merger at any time prior to issuance of the certificate of merger as and to the extent permitted by Section 13.1-718 of the Code of Virginia.